77Q1(a) - Certificate of Amendment to Certificate of Statutory
Trust of Phoenix Institutional Mutual Funds executed as of
August 21, 2008 and filed with the Secretary of the State of Delaware on October 20, 2008, filed via EDGAR herewith.


STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF STATUTORY TRUST
OF PHOENIX INSTITUTIONAL MUTUAL FUNDS



      This Certificate of Amendment is being executed as of August 21, 2008 for the purposes of amending the Certificate of Statutory Trust filed with the Secretary of State of the State of Delaware on August 17, 2000 pursuant to the Delaware Statutory Trusts Act, 12 Del. C. Sections 3801 et. seq. (the "Act").

	The undersigned hereby certifies as follows:

1. The name of the statutory trust is Phoenix Institutional Mutual Funds.

2. The name of the statutory trust shall be amended by filing a Certificate of Amendment to Certificate of Statutory Trust as follows:

      Name:  The name of the statutory trust is Virtus Institutional Trust.

3. Effective Date and Time: This Certificate of Amendment to Certificate of Statutory Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

	IN WITNESS WHEREOF, the undersigned, being one of the trustees of the Trust, has executed this Certificate of Amendment to Certificate of Statutory Trust as of the day and year first above written.


		By: 	/s/ Philip R. McLoughlin
		Name: Philip R. McLoughlin
		Title:   Trustee